Exhibit 3.3

ALLENA PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES

RIGHTS AND LIMITATIONS

OF

SERIES F NON-CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Allena Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), via unanimous written consent on July 12, 2022, which resolution provides for the creation of a series of the Corporation’s preferred stock, par value $0.001 per share, which is designated as “Series F Non-Convertible Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), provides for a class of capital stock of the Corporation known as undesignated preferred stock, consisting of 5,000,000 shares, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to fix the number of shares of any series of Preferred Stock, and the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of one hundred (100) shares of Series F Non-Convertible Preferred Stock and (iii) the Board of Directors hereby fixes the rights, powers, preferences, privileges and restrictions of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series F Non-Convertible Preferred Stock (the “Series F Non-Convertible Preferred Stock”), and the number of shares so designated shall be one hundred (100). The shares of Series F Non-Convertible Preferred Stock shall have a par value of $0.001 per share and will be uncertificated and represented in book-entry form.

2. Dividends. The holder of Series F Non-Convertible Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of the shares of Series F Non-Convertible Preferred Stock shall have the following voting rights:

3.1 Except as otherwise provided herein, each outstanding share of Series F Non-Convertible Preferred Stock shall have 80,000,000 votes per share. The outstanding shares of Series F Non-Convertible Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split (as defined below) and any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split and shall not be entitled to vote on any other matter except to the extent required under the DGCL. As used herein, the term “Reverse Stock Split” means any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment.

3.2 The shares of Series F Non-Convertible Preferred Stock shall be voted, automatically and without action by the holder, on the Reverse Stock Split in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Reverse Stock Split and any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split (and, for purposes of clarity, such voting rights shall not apply on any other resolution or proposal presented to the stockholders of the Corporation except to the extent required under the DGCL).

4. Rank; Liquidation and Other. Subject to the preferential rights of the holders of any series or class of shares of the Corporation hereafter created specifically ranking by its terms in priority to the Series F Non-Convertible Preferred Stock, and in priority to any distributions of any of the assets or surplus funds of the Corporation to the holders of Common Stock and pari passu with any distributions of any of the assets or surplus funds of the Corporation to the holders of any series or class of shares of the Corporation hereafter created specifically ranking by its terms pari passu with the Series F Non-Convertible Preferred Stock, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Series F Non-Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to $0.01 per share.

5. Transfer. The Series F Non-Convertible Preferred Stock may not be Transferred (as defined below) at any time without the prior written consent of the Board of Directors. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the shares of Series F Non-Convertible Preferred Stock (or any right, title or interest thereto or therein)

or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

6. Redemption.

6.1 Unless prohibited by Delaware law by virtue of a lack of sufficient surplus, legally available funds or otherwise and subject to the fiduciary duties of the Board of Directors of the Corporation, the outstanding shares of Series F Non-Convertible Preferred Stock may be redeemed in whole, but not in part, at any time following the effectiveness of the amendment to the Certificate of Incorporation implementing the Reverse Stock Split upon the order of the Board of Directors in its sole discretion (any such redemption pursuant to this Section 6.1, the “Redemption). Such Redemption shall be effective on such time and date specified by the Board of Directors in its sole discretion. As used herein, the “Redemption Time” shall mean the effective time of the Redemption. If Delaware law prevents the Corporation from redeeming all shares of Series F Non-Convertible Preferred Stock, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and thereafter shall redeem the remaining shares as soon as it may lawfully do so under such law (which time shall be deemed the Redemption Time for purposes of this Section 6). If any shares of Series F Non-Convertible Preferred Stock are not redeemed for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein.

6.2 The shares of Series F Non-Convertible Preferred Stock redeemed in the Redemption pursuant to this Section 6 shall be redeemed in consideration for the right to receive an amount equal to $1.00 (the “Redemption Price”) per share of Series F Non-Convertible Preferred Stock that is owned of record as of immediately prior to the applicable Redemption Time and redeemed pursuant to the Redemption, payable upon the applicable Redemption Time.

6.3 From and after the time at which the shares of Series F Non-Convertible Preferred Stock are redeemed (whether automatically or otherwise) in accordance with Section 6.1, such shares of Series F Non-Convertible Preferred Stock shall cease to be outstanding, and the only right of the former holder(s) of such shares of Series F Non-Convertible Preferred Stock, as such, will be to receive the applicable Redemption Price. The shares of Series F Non-Convertible Preferred Stock Redeemed by the Corporation pursuant to this Certificate of Designation shall resume the status of authorized but unissued shares of Preferred Stock, upon such Redemption.

7. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, Allena Pharmaceuticals, Inc. has caused this Certificate of Designation of Series F Non-Convertible Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 12th day of July, 2022.

ALLENA PHARMACEUTICALS, INC.

By: /s/ Louis Brenner, M.D.

Name: Louis Brenner, M.D.

Title: Chief Executive Officer